UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2021

Intapp, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40550	46-1467620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Park Blvd Palo Alto, CA 94306		94306
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 852-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2021, Intapp, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement provides for a five-year, senior secured revolving credit facility of $100.0 million (the “Revolving Credit Facility”), with a subfacility for letters of credit in the aggregate amount of up to $10.0 million. The Credit Agreement also provides that the Company may seek additional revolving credit commitments in an aggregate amount not to exceed $50.0 million. Proceeds of borrowings under the Revolving Credit Facility will be used for working capital and general corporate purposes of the Company and its subsidiaries, including acquisitions. As of the closing date, no amounts were outstanding under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility will bear interest, at the Company’s election, at an annual rate of either (a) LIBOR plus a percentage spread (ranging from 1.75% to 2.50%) or (b) an alternate base rate (as described in the Credit Agreement) plus a percentage spread (ranging from 0.75% to 1.50%), in each case based on the Company’s total net leverage ratio. In addition, a commitment fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate ranging from 0.25% to 0.40%, based on the Company’s total net leverage ratio. The Credit Agreement includes customary LIBOR transition language providing for alternate interest rate options upon the cessation of LIBOR publication.

The Revolving Credit Facility is guaranteed by each of the Company’s material domestic subsidiaries and, subject to the absence of materially adverse tax consequences, each of the Company’s material foreign subsidiaries. Initially, no foreign subsidiary of the Company is a guarantor.

In connection with the execution of the Credit Agreement, the Company also entered into a pledge and security agreement (the “Security Agreement”) dated as of October 5, 2021 with the subsidiaries of the Company identified therein and JPMorgan Chase Bank, N.A. as collateral agent for the secured parties identified therein. Under the Security Agreement, borrowings under the Revolving Credit Facility are secured by a first priority pledge of all of the capital stock of each first-tier subsidiary of the Company and the subsidiary guarantors, subject to customary limitations with respect to foreign subsidiaries, and substantially all of the assets (excluding real estate interests) of the Company and the subsidiary guarantors.

The Credit Agreement provides that the Company must maintain compliance with a maximum consolidated total net leverage ratio covenant, as determined in accordance with the Credit Agreement.

The Credit Agreement also contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales, and transactions with affiliates, as well as customary events of default.

The foregoing descriptions of the Credit Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Credit Agreement and the Security Agreement, each of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intapp, Inc.

Date: October 12, 2021	By:	/s/ Steven Todd
Name: Steven Todd
Title: General Counsel